FOR IMMEDIATE RELEASE

GSE SOLUTIONS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2020 FINANCIAL RESULTS

Columbia, MD – March 31, 2021 - GSE Systems, Inc. (“GSE Solutions”, “GSE”, or “the Company”) (Nasdaq: GVP), a leader in delivering and supporting engineering, compliance, simulation, training and workforce solutions that support decarbonization of the power industry, today announced its financial results for the fourth quarter (“Q4”) and fiscal year ended December 31, 2020.

FULL YEAR 2020 OVERVIEW
•	Revenue of $57.6 million, compared to $83.0 million in 2019.
•	Gross profit of $14.8 million, compared to $20.3 million in 2019.
•	Operating loss of $(9.5) million, compared to $(7.4) million in 2019.
•	Net loss of $(10.5) million, or $(0.52) per diluted share, compared to $(12.1) million, or $(0.60) per diluted share, in 2019.
•	Adjusted net income[1] of $3 thousand, or approximately $0.00 per diluted share, compared to $8.0 million, or $0.39 per diluted share, in 2019.
•	Adjusted EBITDA[1] of $(0.3) million, compared to $4.8 million in 2019.
•	Cash flow provided by operations totaled $0.3 million, compared to $4.0 million in 2019.
•	New orders totaled $45.3 million, compared to $59.1 million in 2019.

Q4 2020 Overview
•	Revenue of $12.7 million, compared to $17.3 million in Q4 2019.
•	Gross profit of $3.8 million, compared to $5.0 million in Q4 2019.
•	Operating loss of $(1.2) million, compared to $(1.6) million in Q4 2019.
•	Net loss of $(1.5) million, or $(0.07) per diluted share, compared to $(6.3) million, or $(0.32) per diluted share, in Q4 2019.
•	Adjusted net income[1] of $2.6 million, or $0.13 per diluted share, compared to $6.7 million, or $0.33 per diluted share, in Q4 2019.
•	Adjusted EBITDA[1] of $1.1 million, compared to $1.2 million in Q4 2019.
•	New orders equaled $7.9 million, compared to $16.2 million in Q4 2019.
•
Awarded master service agreements with a major U.S. utility for a combined value of $35 million during a two-year period, commencing in 2021 and ramping up during the year. These agreements are not included in the Company’s fourth quarter new orders or quarter-ending backlog.

At December 31, 2020
•	Cash and cash equivalents totaled $6.7 million.
•	Working capital totaled $(2.7) million and current ratio equaled 0.9x.
•	Total debt equaled $13.1 million.
•	Backlog totaled $40.4 million.

[1]	Refer to the non-GAAP reconciliation tables at the end of this press release for a definition of "EBITDA", “adjusted EBITDA” and “adjusted net income”.

Kyle J. Loudermilk, GSE’s President and Chief Executive Officer, said, “We concluded 2020 on a very encouraging note, with fourth quarter adjusted EBITDA improving to to positive $1.1 million, compared to three straight quarters of negative adjusted EBITDA to start the year amidst the onset of the COVID-19 pandemic. GSE achieved this positive result despite an ongoing lull in industrywide project activity in the fourth quarter due to the COVID-19 pandemic. We noted an uptick in bidding activity at the end of the quarter and were very pleased to be awarded two master service agreements in December with a major U.S. utility for a combined value of $35 million over two years. Work under these agreements will commence in the second quarter of 2021 and ramp up throughout the year. During the quarter, we also continued to build our Software as a Service cloud-based revenue stream, highlighted by a large U.S. oil company’s multi-year subscription to our EnVision On-Demand software simulation and training platform. In 2020, our recurring software revenue totaled $3.9 million, up 34% from $2.9 million in the prior year. This represents significant progress in our efforts to grow our software revenue.”

Mr. Loudermilk continued, “While uncertainties related to the pandemic persist, we noted a surge in RFP activity to start 2021 and, depending on our success rate converting bids to wins, we could see a meaningful upswing in business in the second half of the year. We are optimistic about our near- and long-term prospects, especially as a result of the renewed focus on decarbonizing the power sector.  Our services are essential to the nuclear industry, which plays a critical role in the decarbonization of energy. We remain focused on growing our businesses organically, executing on an exciting product and solutions roadmap as well as emphasizing cross selling and upselling opportunities.”

2020 FULL YEAR RECAP
Revenue decreased to $57.6 million in 2020, compared to $83.0 million in 2019, reflecting a decrease in both our Performance Improvement Solutions and Nuclear Industry Training and Consulting segments. The decrease of $(13.0) million in the Company's Performance Improvement Solutions ("Performance") segment was driven by several significant projects ending in the prior fiscal year and delays in commencing new contracts remotely due to the COVID-19 pandemic. The decrease of $12.4 million from the Company's Nuclear Industry Training and Consulting ("NITC") segment was primarily due to stoppage of existing projects and delays in commencing new contracts due to the COVID-19 pandemic and a reduction in demand for staffing from our major customers.

Gross profit decreased $5.5 to $14.8 million, or 25.7% of revenue in 2020, compared to $20.3 million, or 24.5% of revenue in 2019. Our margin is impacted by our mix of business, but overall profitability of remaining and new smaller projects increased the profit margin.

Operating loss totaled $(9.5) million in 2020, compared to operating loss of $(7.4) million in 2019.

Net loss was $(10.5) million, or $(0.52) per diluted share in 2020, compared to net loss of $(12.1) million, or $(0.60) per diluted share, in 2019.

Adjusted net income1 decreased to $3 thousand, or $0.00 per diluted share in 2020, compared to $8.0 million, or $0.39 per diluted share in 2019.

Earnings before interest, taxes, depreciation and amortization (EBITDA) totaled $(6.9) million in 2020, compared to $(2.2) million in 2019.

Adjusted EBITDA1  totaled $(0.3) million in 2020, compared to $4.8 million in 2019.

Performance new orders totaled $26.2 million in 2020 compared to $27.4 million in 2019. NITC new orders totaled $19.1 million in 2020 compared to $31.7 million in 2019.

Q4 2020 RESULTS
Q4 2020 revenue decreased $4.6 million from $17.3 million in Q4 2019 to $12.7 million in Q4 2020. The year-over-year decrease was driven by a decrease of $1.6 million in the Company's Performance segment and a decrease of $3.0 million from the Company's NITC segment.

The decrease in the Performance segment's revenue primarily reflects major projects at the end of 2019 that were completed at the beginning of 2020 and delays in commencing new contracts remotely due to the COVID-19 pandemic.

The year-over-year decrease in the NITC segment's revenue was primarily caused by stoppage of existing projects and delays in commencing new contracts due to the COVID-19 pandemic and lower customer demand for staffing during the year.

(in thousands)	Three Months ended December 31,		Twelve Months ended December 31,
Revenue:	2020	2019	2020	2019
	(unaudited)	(unaudited)	(unaudited)	(audited)
Performance	$7,550	$9,159	$32,790	$45,776
NITC	5,103	8,133	24,830	37,199
Total Revenue	$12,653	$17,292	$57,620	$82,975

Performance new orders totaled $4.4 million in Q4 2020, compared to $8.4 million in Q4 2019.  NITC new orders totaled $3.5 million in Q4 2020, compared to $7.8 million in Q4 2019.

Q4 2020 gross profit was $3.8 million, or 29.9% of revenue, compared to $5.0 million, or 29.0% of revenue, in Q4 2019.

(in thousands)	Three Months ended December 31,				Twelve Months ended December 31,
Gross Profit:	2020	%	2019	%	2020	%	2019	%
	(unaudited)		(unaudited)		(unaudited)		(audited)
Performance	$3,155	41.8%	$3,444	37.6%	$11,395	34.8%	$15,231	33.3%
NITC	634	12.4%	1,578	19.4%	3,390	13.7%	5,067	13.6%
Consolidated Gross Profit	$3,789	29.9%	$5,022	29.0%	$14,785	25.7%	$20,298	24.5%

The decrease in our gross profit of $1.2 million during Q4 2020 was primarily driven by a decrease in Performance and NITC revenue.

Selling, general, and administrative expenses (SG&A) in Q4 2020 totaled $3.2 million, or 25.4% of revenue, compared to $3.9 million, or 22.8% of revenue, in Q4 2019. The decrease during Q4 2020 was primarily driven by lower business development costs.

Operating loss was approximately $(1.2) million in Q4 2020, compared to Operating loss of $(1.6) million in Q4 2019. The decrease was due to both lower gross profit and restructuring charges taken in Q4 2020.

The Company recorded a tax expense of $0.2 million in Q4 2020. The significant change of $6.4 million in deferred tax expense was primarily driven by the prior year recognition of $6.8 million of valuation allowance against the deferred tax assets related to the U.S. and foreign entities which was partially offset by the generation of a deferred tax asset related to the GAAP goodwill and intangible impairment in the U.S. entities.

Net loss for Q4 2020 totaled $(1.5) million, or $(0.07) per basic and diluted share, compared to $(6.3) million, or $(0.32) per basic and diluted share, in Q4 2019.

Adjusted net income1 totaled $2.6 million, or $0.13 per diluted share in Q4 2020, compared to $6.7 million, or $0.33 per diluted share, in Q4 2019.

EBITDA for Q4 2020 was approximately $(631) thousand, compared to $1.2 million in Q4 2019.

Adjusted EBITDA1 totaled $1.1 million in Q4 2020, compared to $1.2 million in Q4 2019.

BACKLOG AND CASH POSITION
Backlog at December 31, 2020, was $40.4 million, including $30.3 million of Performance backlog, and $10.1 million of NITC backlog. At December 31, 2019, the Company's backlog was $52.7 million; $37.2 million for Performance and $15.5 million for NITC. The decrease in our backlog over the prior fiscal year was primarily due to lower orders during fiscal 2020.

GSE’s cash position at December 31, 2020, was $6.7 million, as compared to $11.7 million at December 31, 2019.

CONFERENCE CALL
Management will host a conference call today at 4:30 pm Eastern Time to discuss Q4 and full year 2020 results as well as other matters.

Interested parties may participate in the call by dialing:

•	(877) 407-9753 (Domestic)
•	(201) 493-6739 (International)

The conference call will also be accessible via the following link:
https://78449.themediaframe.com/dataconf/productusers/gvp/mediaframe/44080/indexl.html.

For those who cannot listen to the live broadcast, an online webcast replay will be available at the following link: https://78449.themediaframe.com/dataconf/productusers/gvp/mediaframe/44080/indexl.html or at www.gses.com for a longer period.

ABOUT GSE SOLUTIONS
We are the future of operational excellence in the power industry. As a collective group, GSE Solutions leverages top skills, expertise, and technology to provide highly specialized solutions that enable customers to achieve the performance they envision. Our experts deliver and support end-to-end training, engineering, compliance, simulation, and workforce solutions that help the power industry reduce risk and optimize plant operations. GSE is a proven solution provider, with more than four decades of industry experience and more than 1,100 installations serving hundreds of customers in over 50 countries spanning the globe. www.gses.com

FORWARD LOOKING STATEMENTS
We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as “expect,” “intend,” “believe,” “may,” “will,” “should,” “could,” “anticipates,” and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact	The Equity Group Inc.
Kyle Loudermilk	Kalle Ahl, CFA
Chief Executive Officer	(212) 836-9614
GSE Systems, Inc.	kahl@equityny.com
(410) 970-7800

GSE SYSTEMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months ended		Twelve Months ended
	December 31,		December 31,
	2020	2019	2020	2019
	(unaudited)	(unaudited)	(unaudited)	(audited)
Revenue	$12,653	$17,292	$57,620	$82,975
Cost of revenue	8,864	12,270	42,835	62,677
Gross profit	3,789	5,022	14,785	20,298

Selling, general and administrative	3,217	3,938	15,765	16,169
Research and development	160	184	686	710
Restructuring charges	1,102	1,736	1,297	2,478
Loss on impairment	-	133	4,302	5,597
Depreciation	76	63	330	363
Amortization of definite-lived intangible assets	415	596	1,943	2,400
Total operating expenses	4,970	6,650	24,323	27,717

Operating loss	(1,181)	(1,628)	(9,538)	(7,419)

Interest expense	(67)	(176)	(623)	(988)
Loss on derivative instruments, net	(52)	56	(17)	(13)
Other income (expense), net	20	2,006	(4)	2,068

Loss before income taxes	(1,280)	258	(10,182)	(6,352)

Provision for income taxes	189	6,607	355	5,733

Net loss	$(1,469)	$(6,349)	$(10,537)	$(12,085)

Basic loss per common share	$(0.07)	$(0.32)	$(0.52)	$(0.60)
Diluted loss per common share	$(0.07)	$(0.32)	$(0.52)	$(0.60)

Weighted average shares outstanding - Basic	20,566,121	20,017,028	20,439,157	20,062,021
Weighted average shares outstanding - Diluted	20,566,121	20,017,028	20,439,157	20,062,021

GSE SYSTEMS, INC AND SUBSIDIARIES
Selected Balance Sheet Data (in thousands)
	(audited)	(audited)
	December 31, 2020	December 31, 2019
Cash and cash equivalents	$6,702	$11,691
Current assets	18,469	30,778
Total assets	$38,909	$58,509

Current liabilities	$21,200	$34,434
Long-term liabilities	7,204	3,956
Stockholders' equity	$10,505	$20,119

EBITDA and Adjusted EBITDA Reconciliation (in thousands)
References to “EBITDA” mean net income (loss), before taking into account interest income and expense, provision for income taxes, depreciation and amortization. References to Adjusted EBITDA exclude the impact on our (loss) of any impairment of our intangibles, gain from the change in fair value of contingent consideration, restructuring charges, stock-based compensation expense, impact of the change in fair value of derivative instruments, acquisition-related expense, acquisition-related legal settlement and bad debt expense due to customer bankruptcy. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles (GAAP). Management believes EBITDA and Adjusted EBITDA, in addition to operating profit, net income and other GAAP measures, are useful to investors to evaluate the Company’s results because it excludes certain items that are not directly related to the Company’s core operating performance that may, or could, have a disproportionate positive or negative impact on our results for any particular period. Investors should recognize that EBITDA and Adjusted EBITDA might not be comparable to similarly-titled measures of other companies. This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP. A reconciliation of non-GAAP EBITDA and Adjusted EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows:

	Three Months ended		Twelve Months ended
	December 31,		December 31,
	2020	2019	2020	2019
	(unaudited)	(unaudited)	(unaudited)	(audited)
Net loss	$(1,469)	$(6,349)	$(10,537)	$(12,085)
Interest expense	67	176	623	988
Provision for income taxes	189	6,607	355	5,733
Depreciation and amortization	582	732	2,612	3,129
EBITDA	(631)	1,166	(6,947)	(2,235)
Litigation	568	-	477	-
Loss on impairment	-	133	4,302	5,597
Change in fair value of contingent consideration	-	-	-	(1,200)
Restructuring charges	1,102	1,736	1,297	2,478
Stock-based compensation expense	21	270	378	1,420
Change in fair value of derivative instruments	52	(56)	17	13
Acquisition-related expense	1	-	192	744
Acquisition-related legal settlement	-	(2,025)	-	(2,025)
Adjusted EBITDA	$1,113	$1,224	$(284)	$4,792

Adjusted Net Income and Adjusted EPS Reconciliation (in thousands, except per share amounts)
References to Adjusted net income exclude the impact of gain from the change in fair value of contingent consideration, loss on impairment of our intangibles, restructuring charges, stock-based compensation expense, change in fair value of derivative instruments, acquisition-related expense, acquisition-related legal settlement, amortization of intangible assets related to acquisitions, bad debt expense due to customer bankruptcy, release of valuation allowance, and the income tax expense impact of any such adjustments. Adjusted Net Income and adjusted earnings per share (adjusted EPS) are not measures of financial performance under generally accepted accounting principles (GAAP). Management believes adjusted net income and adjusted EPS, in addition to other GAAP measures, are useful to investors to evaluate the Company’s results because they exclude certain items that are not directly related to the Company’s core operating performance and non-cash items that may, or could, have a disproportionate positive or negative impact on our results for any particular period.  These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP. A reconciliation of non-GAAP adjusted net income and adjusted EPS to GAAP net income, the most directly comparable GAAP financial measure, is as follows:

	Three Months ended		Twelve Months ended
	December 31,		December 31,
	2020	2019	2020	2019
	(unaudited)	(unaudited)	(unaudited)	(audited)
Net loss	$(1,469)	$(6,349)	$(10,537)	$(12,085)
Litigation	568	-	477	-
Loss on impairment	-	133	4,302	5,597
Change in fair value of contingent consideration	-	-	-	(1,200)
Restructuring charges	1,102	1,736	1,297	2,478
Stock-based compensation expense	21	270	378	1,420
Change in fair value of derivative instruments	52	(56)	17	13
Acquisition-related expense	1	-	192	744
Acquisition-related legal settlement	-	(2,025)	-	(2,025)
Amortization of intangible assets related to acquisitions	415	596	1,943	2,400
Valuation allowance	1,589	6,820	1,589	6,820
Income tax expense impact of adjustments	345	5,612	345	3,851
Adjusted net income	$2,624	$6,737	$3	$8,013

Diluted earnings (loss) per common share	$(0.07)	$(0.31)	$(0.52)	$(0.60)

Adjusted earnings (loss) per common share – Diluted	$0.13	$0.33	$0.00	$0.39

Weighted average shares outstanding – Diluted(a)	20,646,910	20,560,399	20,439,157	20,376,255

(a)
During the year ended December 31, 2020, the Company reported a GAAP net loss and positive adjusted net income. Accordingly, there was no dilutive shares from RSUs included in the adjusted earnings per common share calculation for the year ended December 31, 2020, that was considered anti-dilutive in determining the GAAP diluted loss per common share.